Exhibit 2.1 TRUST COMPANY AGREEMENT AND PLAN OF MERGER by and between Alliance Bank, N.A. and HSBC Bank USA, N.A. Dated as of August 16, 2004
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TRUST COMPANY AGREEMENT AND PLAN OF MERGER

                                THIS TRUST COMPANY AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2004 (this “Agreement”), is made by and between HSBC Bank USA, N.A., a national banking association (“HSBC”), and Alliance Bank, N.A., a national banking association (“Alliance”).

                                WHEREAS, as soon as practicable following the date hereof, HSBC will make application to the Department of Banking of the State of New York (the “Banking Department”) to organize HSBC New York Trust Company, a trust company (“Trust Company”) to be chartered under the laws of the State of New York as a wholly-owned subsidiary of HSBC and, following the organization of Trust Company, HSBC will petition the Supreme Court of the State of New York, New York County, to have Trust Company substituted in every fiduciary capacity in place of HSBC as the trustee and fiduciary with respect to all of the Trust Accounts (as defined herein) pursuant to Section 154 of the New York Banking Law;

                                WHEREAS, the parties intend that, as soon as practicable following entry of the court order pursuant to Section 154, Trust Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Alliance (Trust Company and Alliance are sometimes collectively referred to herein as the “Constituent Corporations”);

                                WHEREAS, the Boards of Directors of Alliance and HSBC have determined that it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for herein; and

                                WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                                NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

                                For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the terms defined in this Article I shall have the meanings assigned to them in this Article I and shall include the plural as well as the singular.

                Affiliate  -- With respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, and any Subsidiary of such Person. For purposes of this definition, “control” (including with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                Agreement  -- As defined in the Recitals hereof, including all written disclosures pursuant hereto, amendments hereof and supplements thereof.

                Alliance  -- As defined in the Recitals.

                Banking Department  -- As defined in the Recitals.

                Burdensome Condition  -- As defined in Section 8.2(c).

                Business Day  -- Any day except a Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close. All time periods in this Agreement based on a number of days shall be deemed to refer to calendar days unless the term Business Day is specifically used.

                Closing -- As defined in Section 10.1.

                Closing Adjustment Documents  -- As defined in Section 2.7(a).

                Closing Date  -- As defined in Section 10.1.

                Closing Date Payment  -- As defined in Section 2.6(a).

                Constituent Corporations  -- As defined in the Recitals.

                Disagreement  -- As defined in Section 2.7(b).

                Effective Time  -- As defined in Section 2.2.

                Encumbrance  -- Any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever.

                Estimated Merger Consideration  -- As defined in Section 2.6(a).

                Fair Market Value  -- (a) As to any Securities which are listed or admitted to trading on any national securities exchange, on any Business Day, the amount equal to (i) the last sale price of such Securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Securities are then listed or admitted to trading, or (ii) as to Securities which are not then listed or admitted to trading on any national securities exchange but are reported through the automated quotation system of a registered securities association, the last trading price of such Securities on such date, or if there shall have been no trading on such date, the average of the closing bid and asked prices of such Securities on such date as shown by such automated quotation system, and (b) as to any other property on any date, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

                Federal Funds Rate  -- For any period, the rate per annum (expressed on a basis of calculation of actual days in a year) equal to the average during such period of the average of the daily high and low rates on overnight federal funds transactions on each day (or for any day

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that is not a Business Day, for the immediately preceding Business Day) during such period, as published by the Federal Reserve Bank of New York.

                Fees  -- With respect to any Trust Account, all fees which HSBC is entitled to receive with respect to such Trust Account pursuant to the Governing Agreements, including, without limitation, all account administration fees (whether payable annually, quarterly, monthly or otherwise) and any asset administration fees.

                Final Merger Consideration  -- An amount equal to (i) $9,500,000, plus (ii) the common stockholder’s equity of Trust Company on the Closing Date as computed in accordance with GAAP, (iii) plus 2.5% of the amount, if any, by which the Fair Market Value of the Trust Asset Portfolio on the Closing Date exceeds $600,000,000, or minus 2.5% of the amount by which the Fair Market Value of the Trust Asset Portfolio on the Closing Date is less than $560,000,000 and minus an additional 2.5% of the amount by which the Fair Market Value of the Trust Asset Portfolio on the Closing Date is less than $500,000,000; provided that the Final Merger Consideration shall not exceed $10,500,000 plus the common stockholder’s equity of Trust Company on the Closing Date.

                GAAP  -- With respect to any financial statement, generally accepted accounting principles as used in the United States of America as in effect at the time such financial statement was prepared.

                Governing Agreements  -- All trusts, wills, contracts, resolutions, agreements and other written documentation pursuant to which the Trust Accounts have been established and/or are governed, including any amendments thereto.

                Governmental Entity -- Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States or any other nation, whether federal, state or local.

                HSBC  -- As defined in the Recitals.

                Indemnified Party  -- As defined in Section 7.2(a).

                Indemnifying Party  -- As defined in Section 7.2(a).

                Independent Accounting Firm  – Deloitte & Touche, LLP, or if Deloitte & Touche, LLP shall be unwilling to serve in such capacity, Ernst & Young LLP.

                Losses  -- Any and all claims, losses, liabilities, costs, penalties, fines and expenses (including attorneys’, accountants’, consultants’, experts’ and other service providers’ fees and expenses and including any of the foregoing associated with enforcement of the indemnifications provided in Article VII), damages, obligations to third parties, expenditures, proceedings, judgments, awards or demands of any kind whatsoever.

                Merger  -- As defined in the Recitals.

                Non-objecting Trust Account  -- Any Trust Account with respect to which the Trust Company is named the successor trustee pursuant to the Section 154 Order.

                Notice Date  -- The date on which notice of the Section 154 Petition is first provided to the persons entitled thereto.

                Notice of Disagreement  -- As defined in Section 2.7(b).

                NYBL  – The New York Banking Law.

                OCC  – As defined in Section 2.2.

                Person  -- Any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity.

                Records  -- All Governing Agreements and all records (in whatever form or media) and original documents in HSBC’s or Trust Company’s possession which pertain to and/or are utilized by HSBC or Trust Company to administer, reflect, monitor, evidence or record information respecting the Trust Accounts and the Trust Asset Portfolio (including, without limitation, all transaction histories for each Trust Account, all tax returns on Form 1041, Form IT 205 or other equivalent state form with respect to each Trust Account for the last three years) and all such records and original documents respecting the Non-objecting Trust Accounts.

                Requisite Regulatory Approvals  -- As defined in Section 8.1(a).

                Section 154 Order  -- The order of the Supreme Court entered in connection with the Section 154 Petition substituting Trust Company for HSBC in every fiduciary capacity designated therein with respect to the Non-objecting Trust Accounts.

                Section 154 Petition  -- The petition to the Supreme Court to be filed by HSBC and Trust Company in accordance with Section 154 of the NYBL, pursuant to which Trust Company will be substituted in every existing fiduciary capacity for HSBC with respect to all Non-objecting Trust Accounts.

                Securities  -- any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, partnership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options and (b) commodities and commodity futures contracts or options, foreign exchange and foreign exchange futures contracts or options, other futures contracts or options of any kind whatsoever, including any such contract relating to a financial or other index of any kind, rights with respect to any of the foregoing, and any other arrangements for investment of financial instruments that may from time to time be available to the public or to any individual.

                Subsidiary  -- With respect to any Person, any corporation, partnership or other organization, whether incorporated or unincorporated, which is required by GAAP to be consolidated with such Person for financial reporting purposes.

                Supplemental Settlement  -- As defined in Section 2.8.

                Supplemental Settlement Date  -- As defined in Section 2.8.

                Supreme Court  -- The Supreme Court of the State of New York, New York County.

                Surviving Bank  -- As defined in Section 2.1.

                Systems Records  -- All accounting information, reports, books, records, statements and data regularly maintained on microfiche, electronic information systems or electronic storage media, separately specifying or accounting for each Trust Account.

                Third Party Claim  -- As defined in Section 7.2(a).

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                Trust Account  -- Any of the trust or fiduciary accounts or relationships disclosed pursuant to Section 3.10(c) for which HSBC acts as a fiduciary and any additional such accounts or relationships as Alliance agrees in writing to be included as additional Trust Accounts in accordance with Section 6.5.

                Trust Assets  -- With respect to any Trust Account, the cash, properties, assets, deposits, funds, investments, agreements, bills, notes, Securities, instruments, demands, contracts and rights that are administered, utilized, or held for payment to or other benefit of other persons (whether or not constituting all or a portion of the corpus of any trust) by HSBC as fiduciary, custodian or trustee, pursuant to or in connection with such Trust Account.

                Trust Asset Portfolio  -- All Securities and other Trust Assets held in the Non-objecting Trust Accounts.

                Trust Company  -- As defined in the Recitals.

                Trust Company Common Stock  -- As defined in Section 2.4.

                Trust Party  -- As defined in Section 6.8.

                Valuation Date -- The tenth Business Day prior to the Closing Date.

                Valuation Date Portfolio  -- The portfolio of Securities and other Trust Assets held in the Trust Accounts on the Valuation Date.

ARTICLE II

THE MERGER

2.1          The Merger.

                Subject to the terms and conditions of this Agreement, in accordance with the provisions of the National Bank Act, 12 U.S.C. 215a, as amended, (the “Bank Act”), at the Effective Time, Trust Company shall merge with and into Alliance. Alliance shall be the surviving bank (hereinafter sometimes called the “Surviving Bank”) in the Merger, and shall continue its corporate existence under the laws of the United States. The name of the Surviving Bank shall continue to be Alliance Bank, N.A. At the Effective Time, the separate corporate existence of Trust Company shall terminate and all its assets shall rest in Alliance without any conveyance or transfer, and Alliance shall be responsible for all the liabilities of each of the Constituent Corporations existing as of the Effective Time.

2.2          Effective Time.

                The Merger shall become effective on the effective date specified in the official certification of the Office of the Comptroller of the Currency (“OCC”) authorizing the Merger, which shall be no earlier than, and as soon as practicable after, the effective date and time of the Section 154 Order. The term “Effective Time” shall be the date and, if any, the time set forth in this official certification.

2.3          Effects of the Merger.

                At and after the Effective Time, the Merger shall have the effects set forth in the Bank Act.

2.4          Conversion of Trust Company Common Stock.

                At the Effective Time, the 1,000 shares of common stock, $1,000 par value, of Trust Company (the “Trust Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Final Merger Consideration. All of the shares of Trust Company Common Stock converted into the right to receive the Final Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the certificate previously representing such shares of Trust Company Common Stock shall thereafter only represent the right to receive the Final Merger Consideration into which the shares of Trust Company Common Stock represented by such certificate have been converted pursuant to this Section 2.4.

2.5          Merger Consideration.

                As consideration for its efforts and expenses incurred in establishing the Trust Company, and for its agreement hereunder to use reasonable efforts to transfer the Non-objecting Trust Accounts to the Trust Company prior to the Closing Date, to not compete with Alliance following the Closing as provided in Section 6.8 hereof, and to otherwise assist in the transfer of the Non-objecting Trust Accounts from Trust Company to Alliance, HSBC shall receive the Final Merger Consideration. The parties intend that the Merger be treated as an asset purchase for federal income tax purposes. The parties shall use their best efforts to agree as soon as practicable after the Closing Date to an allocation of the Final Merger Consideration in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Such allocation may be reflected on the final schedule delivered pursuant to section 2.7(B)(iii) hereof. The parties shall file all applicable tax returns and other documents, including IRS Form 8594, in accordance with the agreed allocation and will not adopt or otherwise assert tax positions inconsistent therewith (unless required to do so under applicable law). Alliance shall deliver to HSBC a copy of a completed IRS Form 8594 as soon as practicable following the Closing Date but in no event more than 90 days thereafter.

2.6          Payment of Estimated Merger Consideration at Closing.

(a)           At the Closing, Alliance shall deliver, or cause to be delivered to HSBC, an amount (such amount, the “Closing Date Payment”) equal to 80% of the Estimated Merger Consideration by wire transfer to such account as HSBC shall designate in writing at least two Business Days prior to the Closing Date. The “Estimated Merger Consideration” shall be an amount equal to (i) $9,500,000 plus (ii) the common stockholder’s equity of Trust Company on the Valuation Date as computed in accordance with GAAP, (iii) plus  2.5% of the amount, if any, by which the Fair Market Value of the Trust Asset Portfolio on the Valuation Date exceeds $600,000,000 or minus 2.5% of the amount by which the Fair Market Value of the Trust Asset Portfolio on the Valuation Date is less than $560,000,000 and minus an additional 2.5% of the amount by which the Fair Market Value of the Trust Asset Portfolio on the Valuation Date is less than $500,000,000; provided that the Estimated Merger Consideration shall not exceed $10,500,000 plus the common stockholder’s equity of Trust Company on the Closing Date.

(b)           Promptly after the Notice Date and five Business Days prior to the Closing Date, HSBC shall deliver to Alliance a calculation of the Estimated Merger Consideration which calculation shall be accompanied by a schedule setting forth in reasonable detail: (i) each Trust

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Account which as of the Notice Date and as of the Valuation Date HSBC anticipates will be a Non-objecting Trust Account, (ii) all Fees paid or accrued year-to-date with respect to each such account as of the Notice Date and as of the Valuation Date, (iii) each Security held in each such account, (iv) the Fair Market Value as of the Notice Date and as of the Valuation Date of each such Security, (v) each Trust Asset which is not a Security held in each such account, (vi) the Fair Market Value as of the Notice Date and as of the Valuation Date of each such Trust Asset, (vii) the aggregate Fair Market Value of the Trust Asset Portfolio as of the Notice Date and as of the Valuation Date, (viii) the location(s) of all non-liquid assets included in the Trust Accounts; and (ix) a pro forma estimated balance sheet for Trust Company as of the Notice Date and as of the Valuation Date prepared in accordance with GAAP. The materials to be delivered pursuant to this Section 2.6(b) and pursuant to Section 2.7(a) reflecting the Non-Objecting Trust Account, the fees with respect thereto, the Trust Assets held in such accounts and the fair market value of each such asset shall be substantially in the form of the disclosure made pursuant to Section 3.10(c) hereof.

2.7          Closing Adjustment Documents.

(a)           As soon as reasonably practicable following the Closing Date, and in no event more than 60 days thereafter, Alliance shall prepare and deliver to HSBC (i) a list of the Non-objecting Trust Accounts, which list shall set forth (A) with respect to each such account, (1) each Security held in such account, (2) the Fair Market Value as of the Closing Date of each such Security, (3) all Fees paid or accrued year-to-date with respect to such account as of the Closing Date, (4) each Trust Asset which is not a Security held in each such account and (5) the Fair Market Value as of the Valuation Date of each such Trust Asset and (B) the aggregate Fair Market Value of the Trust Asset Portfolio as of the Closing Date; (ii) a balance sheet for Trust Company as of the Closing Date prepared in accordance with GAAP; (iii) a calculation setting forth in reasonable detail the calculation of the Final Merger Consideration, and (iv) a document setting forth in reasonable detail the calculations contemplated by Section 2.8 below (collectively, the “Closing Adjustment Documents”). The parties shall cooperate in the preparation of the Closing Adjustment Documents in accordance with this Section 2.7 and Section 2.8 hereof, including such additional documents as may be necessary to calculate the Final Merger Consideration. Without limiting the generality of the foregoing, each party shall provide the other party and its designees with reasonable access to its records, personnel and representatives which relate to the Trust Asset Portfolio and such other information as the other party may require in connection with the preparation or review, as the case may be, of the Closing Adjustment Documents and with respect to the resolution of any Disagreement (as defined below).

(b)           Within twenty days after delivery of the Closing Adjustment Documents to HSBC, HSBC may dispute all or any portion of the Closing Adjustment Documents by giving written notice (a “Notice of Disagreement”) to Alliance setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a “Disagreement”). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If HSBC does not give a Notice of a Disagreement in accordance with the provisions of the first sentence of this paragraph (b) within the twenty-day period set forth therein, HSBC shall be deemed to have irrevocably accepted the Closing Adjustment Documents in the form delivered to HSBC by Alliance.

(c)           If HSBC shall deliver a Notice of Disagreement and Alliance shall not dispute all or any portion of such Notice of Disagreement by giving written notice to HSBC setting forth in reasonable detail the basis for such dispute within twenty days following the delivery of such Notice of Disagreement, Alliance shall be deemed to have irrevocably accepted the Closing Adjustment Documents as modified in the manner described in the Notice of Disagreement. If Alliance disputes all or any portion of the Notice of Disagreement within the twenty-day period described in the previous sentence, and within twenty days following the delivery to HSBC of the notice of such dispute HSBC and Alliance do not resolve the Disagreement (as evidenced by a written agreement between them), such Disagreement shall be referred to the Independent Accounting Firm resolution of such Disagreement in accordance with the terms of this Agreement. If HSBC and Alliance do not promptly agree on the selection of an Independent Accounting Firm, their respective independent public accountants shall select such firm. The determinations made by the Independent Accounting Firm with respect to any Disagreement shall be final and binding upon the parties and the amount so determined shall be used to complete the final Closing Adjustment Documents. HSBC and Alliance shall use their best efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and its Subsidiaries and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (c) shall be paid one-half by HSBC and one-half by Alliance.

2.8          Supplemental Settlement; Final Merger Consideration.

                Promptly after the Closing Adjustment Documents have been finally determined in accordance with Section 2.7 hereof, but in no event later than five Business Days following such final determination (the “Supplemental Settlement Date”), the parties hereto shall effect a supplemental settlement (the “Supplemental Settlement”), either by telephone or in person at a mutually convenient location. If the Final Merger Consideration as reflected in the Closing Adjustment Documents is greater than the Closing Date Payment, Alliance shall wire transfer in immediately available funds to an account specified by HSBC on the Supplemental Settlement Date an amount equal to the difference between the Final Merger Consideration and the Closing Date Payment. If the Final Merger Consideration as reflected in the Closing Adjustment Documents is less than the Closing Date Payment, HSBC shall wire transfer in immediately available funds to an account designated by Alliance on the Supplemental Settlement Date an amount equal to the difference between the Closing Date Payment and the Final Merger Consideration. In all cases, the amount payable at the Supplemental Settlement shall be accompanied by interest thereon, calculated at the Federal Funds Rate, for the period from the Closing Date to the Supplemental Settlement Date.

2.9          Alliance Bank Common Stock.

                The shares of common stock, par value $10.00 per share, of Alliance issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged after the Merger.

2.10        Articles of Association.

                At the Effective Time, the Articles of Association of Alliance, as in effect at the Effective Time, shall be the Articles of Association of the Surviving Bank.

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2.11        By-Laws.

                At the Effective Time, the By-Laws of Alliance, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Bank until thereafter amended in accordance with applicable law.

2.12        Directors and Officers.

                The directors and officers of Alliance immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HSBC

                                HSBC hereby represents and warrants to Alliance as follows:

3.1          Corporate Organization.

(a)           HSBC is a national banking association duly organized, validly existing and in good standing under the laws of the United States. HSBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the conduct of HSBC’s business with respect to the Trust Accounts.

(b)           Upon its formation, Trust Company will be a trust company duly organized, validly existing and in good standing under the laws of the State of New York, with its principal office located in New York County, New York. Upon its formation, Trust Company will have the corporate power and authority to be substituted in every fiduciary capacity in place of HSBC with respect to the Trust Accounts, to act in such capacity thereafter and to conduct the business with respect to the Trust Accounts as currently conducted by HSBC.

(c)           The minute books of Trust Company will contain true, complete and accurate records of all meetings and other corporate actions held or taken by the sole stockholder and the Board of Directors of Trust Company.

3.2          Capitalization.

                Upon its formation, the authorized capital stock of Trust Company will consist of 1,000 shares of Trust Company Common Stock, $1,000 par value per share, and no shares of preferred stock. Upon its formation, Trust Company will issue 1,000 shares of Trust Company Common Stock to HSBC. HSBC has furnished Alliance a true and correct pro forma balance sheet of Trust Company reflecting its organization and initial capitalization. As of the Closing Date, all of the issued and outstanding shares of Trust Company Common Stock will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except as provided in Section 114 of the NYBL. As of the Closing Date, all of the outstanding shares of Trust Company Common Stock will be owned by HSBC, free and clear of all Encumbrances, contracts, rights, options and assignments whatsoever. As of the Closing Date, no shares of Trust Company Common Stock will be reserved for issuance, and Trust Company will not have and will not be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Trust Company Common Stock or any other equity security of Trust Company or any securities representing the right to purchase or otherwise receive any shares of Trust Company Common Stock or any other equity security of Trust Company.

3.3          Assets and Trust Assets.

(a)           At the Closing, Trust Company will have no assets, liabilities (whether absolute, contingent, accrued or otherwise), properties, contracts, rights, obligations, or debts, other than cash or short-term cash equivalents constituting Trust Company’s capitalization, and such other rights and obligations as may exist pursuant to the Governing Agreements in respect of the Non-objecting Trust Accounts.

(b)           At the Closing, Trust Company will hold no Trust Assets other than the Trust Assets of the Non-objecting Trust Accounts, and the Trust Assets delivered to Alliance hereunder with respect to each Non-objecting Trust Account will constitute all of the Trust Assets required by the Governing Agreements to be held in such Non-objecting Trust Accounts.

(c)           At the Closing, Trust Company shall have engaged in no operations other than those related to its organization and capitalization.

3.4          Authority; No Violation.

(a)           HSBC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of HSBC, and no other corporate proceedings on the part of HSBC are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HSBC and (assuming due authorization, execution and delivery of this Agreement by Alliance) constitutes a valid and binding obligation of HSBC, enforceable against HSBC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)           Upon its formation, Trust Company will have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Trust Company of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved by the Board of Directors of Trust Company and by HSBC as sole stockholder of Trust Company, and, upon such approvals, no other corporate proceedings on the part of Trust Company will be necessary to consummate the transactions contemplated hereby. This Agreement will be duly and validly executed and delivered by Trust Company and (assuming due authorization, execution and delivery of this Agreement by Alliance) will constitute a valid and binding obligation of Trust Company, enforceable against Trust Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

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(c)           Neither the execution and delivery of this Agreement by either HSBC or Trust Company, nor the consummation by either HSBC or Trust Company of the transactions contemplated hereby, nor compliance by HSBC or Trust Company with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the organization certificate or by-laws of HSBC or Trust Company, or (ii) assuming that the consents, permits, authorizations, approvals, filings and registrations referred to in Section 3.6 and Section 4.3 hereof are duly obtained, (x) violate any standard of common law applicable to HSBC or Trust Company, or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HSBC or Trust Company or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the respective properties or assets of HSBC or Trust Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including, without limitation, any Governing Agreement) or other instrument or obligation to which HSBC or Trust Company is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of the clause (y), for such violations, conflicts, breaches or defaults (other than those with respect to any Governing Agreement) which, either individually or in the aggregate, would not have a material adverse effect on the Non-objecting Trust Accounts (considered in the aggregate) or on HSBC’s or Trust Company’s ability to consummate the transactions contemplated hereby.

3.5          Good Standing and Compliance Under Governing Agreements.

(a)           As of the date hereof, HSBC has been validly appointed and is the duly acting trustee with respect to each of the Trust Accounts and in such capacity has valid legal title to the Trust Assets. HSBC has not taken any action, nor has omitted to take any action, which would cause it to be subject to disqualification or removal from any capacity that it now occupies with respect to any of the Trust Accounts, nor has HSBC been so disqualified or removed from any such capacity.

(b)           HSBC has made available to Alliance true (to the best of HSBC’s knowledge) copies of all Governing Agreements in the possession of HSBC. All of the various Governing Agreements to which HSBC is a party were duly executed and delivered by it. All of the Governing Agreements constitute valid and binding obligations of HSBC and, to the best of HSBC’s knowledge, each of the other parties thereto, enforceable against HSBC and, to the best of HSBC’s knowledge, each such other party in accordance with their respective terms, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally. No party under any Governing Agreement with respect to a Non-objecting Trust Account will have any right to remove or replace Alliance as trustee, or to appoint any co-trustee, with respect to any Trust Account solely as a result of the Merger and the other transactions contemplated hereby.

(c)           HSBC has performed, in all material respects, all duties and obligations, made all determinations and complied, in all material respects, with all administrative procedures required to be performed or made by it under each of the Governing Agreements with respect to the Trust Accounts.

3.6          Consents and Approvals.

(a)           Except for (i) the filing of an application by HSBC with the Banking Department requesting approval to organize Trust Company under the NYBL, and approval of such application, (ii) the filing of an application by HSBC Holdings plc, the ultimate parent of HSBC, with the Banking Department requesting approval under Section 142 of the NYBL to become a bank holding company upon the organization of Trust Company; and approval of such application, (iii) the filing with the Supreme Court of the Section 154 Petition and the issuance by the Supreme Court of the Section 154 Order, and (iv) filing of a notice with the OCC with respect to the establishment of Trust Company as an operating subsidiary of HSBC and the OCC’s consent thereto, no consents, permits, approvals, authorizations or orders of or filings or registrations with any Governmental Entity or with any third party (including, without limitation, any party to any Governing Agreement) are required to be obtained or made by or on behalf of HSBC or Trust Company in connection with (1) the execution and delivery by HSBC and Trust Company of this Agreement and (2) the consummation by HSBC or Trust Company of the Merger and the other transactions contemplated hereby (including without limitation the succession by Trust Company to all of the rights and obligations of HSBC as fiduciary with respect to the Non-objecting Trust Accounts).

(b)           As of the date hereof, HSBC is not aware of any reasons relating to HSBC or Trust Company why all consents and approvals (including the approval of the Banking Department with respect to the organization of the Trust Company, the entry by the Supreme Court of the Section 154 Order and the consent of the OCC with respect to the establishment of the Trust Company as an operating subsidiary) will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the Merger and the other transactions contemplated by this Agreement (including without limitation the succession by Trust Company to all of the rights and obligations of HSBC as fiduciary with respect to the Non-objecting Trust Accounts).

3.7          Regulatory Reports; Examinations.

                At Closing, Trust Company will have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity and will have paid all fees and assessments due and payable in connection therewith. The three most recent Banking Department examination ratings of HSBC’s trust operations have been not less than “satisfactory”. No Governmental Entity has initiated any proceeding or, to the best knowledge of HSBC, investigation into the business or operations of Trust Company or the business and operations of HSBC with respect to the Trust Accounts. There is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of HSBC or Trust Company (which violation, criticism or exception, in the case of examinations of HSBC, relates to the business and operations conducted, or any other action taken, by HSBC with respect to the Trust Accounts).

3.8          Broker’s Fees.

                Except for the engagement by HSBC of Berkshire Capital Corp., neither HSBC nor Trust Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

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3.9          Legal Proceedings.

(a)           Except as disclosed in writing by HSBC to Alliance, neither HSBC nor Trust Company is a party to any, and there are no pending or, to the best of HSBC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Trust Company or HSBC (which proceedings, claims, actions or investigations, in the case of HSBC, involve or relate in any manner to the Trust Accounts, other than accounting proceedings), or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree or regulatory restriction imposed upon Trust Company or HSBC (which, in the case of HSBC, involves or relates in any manner to the Trust Accounts).

(c)           HSBC has delivered to Alliance a list of all pending accounting proceedings relating to the Trust Accounts, if any, setting forth account name, account number, amount of Trust Assets involved and the attorneys representing HSBC.

3.10        Administration of the Trust Accounts.

(a)           Except as disclosed in writing to Alliance by HSBC, HSBC and Trust Company have properly administered in all material respects all of the Trust Accounts in accordance with the terms of the Governing Agreements, applicable state and federal statutory laws and regulations and applicable common law fiduciary standards (including standards with respect to conflicts of interest and self-dealing). To HSBC’s knowledge, neither HSBC nor Trust Company nor any of their respective directors, officers or employees has committed any breach of trust with respect to any of the Trust Accounts.

(b)           HSBC has disclosed in writing to Alliance certain arrangements it has put in place for certain of its employees in connection with the Merger.

(c)           HSBC has provided Alliance a true, correct and complete listing, as of August 4, 2004, of all of the Trust Accounts, the Trust Assets and the Fair Market Value of the Trust Assets held in such Trust Accounts together with the account number, the current fair market value of the assets under management, the HSBC Region each Trust Account is in and the Fees paid and accrued year-to-date with respect to each Trust Account. That listing accurately presents, and the updates of same delivered in accordance with Section 6.5 hereof will accurately present, as of the dates thereof, the foregoing information.

(d)           To the best of HSBC’s knowledge, there is no default existing or identified by HSBC as likely to occur under any Governing Agreement and there is no event of default (as defined in any such Governing Agreement) or event which with the lapse of time or giving of notice, or both, would constitute an event of default under any Governing Agreement.

3.11        Compliance with Applicable Law.

                Each of HSBC and Trust Company holds and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and operations with respect to the Trust Accounts under and pursuant to all, and in the conduct of such business and operations has complied in all material respects with and has been and is not in violation or default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity, and HSBC does not know of, and has not received notice of, any violations of any of the above.

3.12        Records.

                The Records and the Systems Records relating to the Trust Accounts (a) have been maintained in all material respects in accordance with HSBC’s policies and procedures in effect on the date hereof, applied on a consistent basis, (b) are accurate and complete in all material respects and (c) provide in all material respects an accurate and complete separate record for each Trust Account’s Trust Assets. The Records and Systems Records are and will be in all respects sufficient for Alliance to complete accountings with respect to the Trust Accounts.

3.13        Files.

                HSBC’s files relating to the Trust Accounts contain copies of all Governing Agreements that are in HSBC’s possession and all other documentation within its possession regarding HSBC’s performance of and compliance with its duties and obligations under the Governing Agreements, including, without limitation, all correspondence within HSBC’s possession between HSBC and other persons relating to any of the Trust Accounts.

3.14        Collectibility of Fees.

                HSBC’s fee arrangements in effect as of the date of this Agreement with respect to the Trust Accounts are enforceable in accordance with the terms of the applicable Governing Agreements, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally. There will be no Fees or administrative charges associated with the actions described in Section 6.1(c) and there shall be no Fees or other charges associated with the post-Closing transfer or reinvestment of Trust Account assets from HSBC-managed mutual funds.

3.15        Financial Information.

(a)           All financial and accounting information previously furnished or to be furnished by HSBC to Alliance in connection with the transactions contemplated by this Agreement (including without limitation the information contained in materials to be delivered by HSBC pursuant to Section 2.6(b) hereof) is and will be accurate and complete in all material respects as of the dates and for the periods specified therein.

(b)           The pro forma estimated balance sheets of Trust Company to be delivered by HSBC in accordance with Section 2.6(b) hereof will fairly and accurately present the assets and liabilities of Trust Company in accordance with GAAP consistently applied.

(c)           The books of account of HSBC with respect to the Trust Accounts have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(d)           At the Effective Time, Trust Company will have no liabilities, absolute or contingent, of any kind, other than those contingent liabilities relating to its ownership of the Trust Assets and administration of the Trust Accounts.

3.16        Full Disclosure.

                This Agreement and the written disclosures delivered by or on behalf of HSBC hereunder are true, correct and complete in all material respects. No representation or warranty of HSBC contained in this Agreement or such written disclosures hereto and no information furnished to Alliance by or on behalf of HSBC or any of its Affiliates pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact (other than

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facts which are generic to trust administration businesses) known to any of Gerard F. Joyce, Jr., Matthew W. Ryan, Robert Ward or Bernard E. O’Donnell that HSBC has not disclosed to Alliance in writing which could reasonably be expected to have a material adverse effect on the trust administration business Alliance is acquiring from HSBC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALLIANCE

                Alliance hereby represents and warrants to HSBC as follows:

4.1          Organization.

                Alliance is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Alliance has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the ability of Alliance to consummate the Merger and to provide trust services to the Trust Accounts.

4.2          Authority; No Violation.

(a)           Alliance has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Alliance, and no other corporate proceedings on the part of Alliance are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Alliance and (assuming due authorization, execution and delivery of this Agreement by HSBC) constitutes a valid and binding agreement of Alliance enforceable against Alliance in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)           Neither the execution and delivery of this Agreement by Alliance, nor the consummation by Alliance of the transactions contemplated hereby, nor compliance by Alliance with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Association or by-laws of Alliance or (ii) assuming the consents, permits, authorization, approvals, filings and registrations set forth in Section 4.3 are obtained or made, (A) violate any standard of common law applicable to Alliance or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Alliance or any of its properties or assets or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the properties or assets of Alliance under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Alliance is a party, or by which its properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on Alliance’s ability to consummate the transactions contemplated hereby.

4.3          Consents and Approvals.

(a)           Except for (i) the filing of an application with the OCC in connection with the Merger and the approval of such application, no consents, permits, authorizations, approvals or orders of, or filings or registrations with, any Governmental Entity or with any third party are required to be obtained or made by or on behalf of Alliance in connection with (1) the execution and delivery by Alliance of this Agreement or (2) the consummation of the Merger and the other transactions contemplated hereby.

(b)           As of the date hereof, Alliance is not aware of any reasons relating to Alliance why all consents and approvals will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for the consummation of the Merger and the other transactions contemplated by this Agreement.

4.4          Financing.

                On or prior to the Closing Date, Alliance will have sufficient funds to enable Alliance to consummate the transactions contemplated hereby.

4.5          Broker’s Fees.

                Except for the engagement by Sandler O’Neill & Partners, L.P., neither Alliance nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finders’ fees in connection with any of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Covenants of HSBC.

(a)           During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Alliance, HSBC (and, following the entry by the Supreme Court of the Section 154 Order, Trust Company) shall carry on its business and operations with respect to the Trust Accounts in the ordinary course consistent with past practice in compliance with all applicable law and regulations and in compliance with the Governing Agreements and shall not modify its Fee schedule or increase the individual Fees applicable to any of the Trust Accounts. HSBC (and, following the entry by the Supreme Court of the Section 154 Order, Trust Company with respect to the Non-objecting Trust Accounts) will use its reasonable best efforts to (x) preserve its business with respect to the Trust Accounts intact and (y) preserve for itself the goodwill of all Persons with whom

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fiduciary and business relationships exist under the Trust Accounts, provided that the filing of an objection with respect to any Trust Account during the Section 154 proceedings shall not in itself be deemed to constitute a breach of the covenants contained in this Section 5.1.

(b)           Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Alliance, during the period from the date of this Agreement through the Effective Time, HSBC shall not, and shall not permit Trust Company to (i) reduce or agree to reduce any Fees or other compensation payable with respect to any Trust Account unless such reduction is required under the Governing Agreements or (ii) amend any Governing Agreement unless such amendment is requested by a beneficiary of the Trust Account or a party to the Governing Agreement other than HSBC and otherwise is permitted under the Governing Agreement.

5.2          Covenants of Trust Company.

                Prior to the Effective Time, Trust Company shall take no action other than as contemplated by this Agreement or as shall be necessary to effect the transactions contemplated by this Agreement or to carry on the business with respect to the Trust Accounts in the ordinary course consistent with the past practice of HSBC with respect to such accounts. Without limiting the foregoing, HSBC will conduct periodic rebalancing of the Trust Accounts within 45 days of the Closing Date so as to assure that each Trust Account has sufficient cash to meet funding requirements for at least 60 days subsequent to the Closing Date. All cash money accounts and securities accounts of the Trust Accounts will be in balance as of the Closing Date, except for overdrafts incurred in the ordinary course of HSBC’s personal trust business.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Commercial Efforts.

(a)           Subject to the terms and conditions hereof, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Section 154 Order, the Merger and the other transactions contemplated by this Agreement.

(b)           In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, to validly appoint Alliance as trustee of the Trust Accounts, to vest Alliance with valid legal title to any of the Trust Assets or to otherwise enable Alliance to administer the Non-objecting Trust Accounts, HSBC and Trust Company shall cooperate with Alliance and shall take all such lawful and necessary action as may be reasonably required. HSBC and Trust Company shall promptly provide such information and reasonable assistance as may be requested by Alliance in connection with the foregoing.

(c)           HSBC will use its reasonable best efforts to cause the Trust Accounts’ investments in common trust funds to be withdrawn from the common trust funds as soon as possible following issuance of the Section 154 Order and prior to the Closing Date. Any cash proceeds from such withdrawal shall be reinvested prior to the Closing Date in mutual funds suggested by Alliance and approved by HSBC’s Trust Investment Committee.

(d)           HSBC agrees to assist Alliance in the orderly transfer of trust administration business and conversion of the related data files and Records associated with the business and acknowledges that Alliance may use a trust administration operating system different from its own. In connection with the conversion, HSBC agrees to provide reasonable assistance and information to Alliance’s authorized agents and to provide reasonable assistance in trial runs of Alliance’s operating system. In the event that the parties mutually agree that it would be desirable to effect the Merger prior to the time when Alliance has concluded that a safe and sound conversion of the Trust Accounts to administrative systems selected by Alliance can be effected, the parties agree to negotiate in good faith a transitional services agreement whereby HSBC will agree to continue to provide the administrative services (but not perform fiduciary duties) with respect to the Trust Accounts until such time as the parties concur that such a safe and sound conversion is achievable.

(e)           HSBC will use its reasonable best efforts to relocate the trust administration operations which are the subject hereof to a location satisfactory to Alliance on terms satisfactory to and assumable by Alliance within a reasonable timeframe.

6.2          Regulatory and Other Matters.

(a)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, authorizations and orders of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. HSBC shall be responsible for obtaining all such permits, consents, approvals, authorizations and orders in connection with the organization of Trust Company and the substitution of Trust Company as fiduciary with respect to the Trust Accounts, including but not limited to, (i) the approval of the Banking Department with respect to the organization of Trust Company, (ii) the entry by the Supreme Court of the Section 154 Order and (iii) the consent of the OCC with respect to the establishment of Trust Company, and all costs and expenses associated therewith shall be borne by HSBC. Alliance shall be responsible for obtaining all such permits, consents, approvals, authorizations and orders in connection with the Merger, including but not limited to (i) the approval of the Banking Department of the Merger and (ii) the filing by the Superintendent of Banking of the Banking Department of the certificate of merger, and all costs and expenses associated therewith shall be borne by Alliance. Alliance and HSBC shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Alliance, HSBC or Trust Company, as the case may be, which appear in any filing, application or petition made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide HSBC with a right to review any information provided by Alliance, or Alliance with a right to review any information provided by HSBC, to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals, authorizations and orders of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Alliance shall have the right to review and to approve all written materials to be used by HSBC in connection with obtaining all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the application to the Banking Department in connection with the

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organization of Trust Company, the Section 154 Petition and any notices mailed or published in accordance with Section 154 of the NYBL). HSBC shall have the right to review and to approve all written materials to be used by Alliance in connection with obtaining all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the application to the OCC for approval of the Merger). In exercising the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable.

(b)           Alliance and HSBC shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Alliance, HSBC, Trust Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide HSBC with a right to any information provided by Alliance, or Alliance with a right to any information provided by HSBC, to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby.

(c)           Alliance and HSBC shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, authorization or approval is required for consummation of the transactions contemplated by this Agreement or any communication from any third party made in connection with any such consent, authorization or approval (including, in the case of HSBC or Trust Company, any written objection with respect to the Section 154 Petition).

6.3          Access to Information.

(a)           During the period from the date hereof to the Closing Date, subject to applicable laws relating to the exchange of information, HSBC shall, and shall cause Trust Company to, authorize and permit Alliance and its representatives, accountants and counsel to have reasonable access to the Records, and, to the extent reasonably necessary, shall make available HSBC’s representatives to respond to questions regarding the Records. In connection with such examination and access, Alliance agrees to observe any confidentiality agreements known to it between HSBC and third parties related to such information. The information and access contemplated by this Section 6.3(a) shall be provided during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of HSBC’s or its Subsidiaries’ businesses.

(b)           For purposes of Alliance’s investigation pursuant to this Section 6.3(b), HSBC upon reasonable written or oral notice shall use its reasonable best efforts to cause any third party under contract to HSBC to furnish to Alliance, and to its authorized representatives, reasonable access to such party’s books, records and properties, including, without limitation, all investment, regulatory, financial, accounting, and tax records and files relating to the administration of the Trust Accounts, and all files, computer records and account information necessary for the conversion after the Closing Date of the Trust Accounts, from the operating systems of HSBC to such systems as Alliance may designate. To the extent necessary, HSBC shall use its reasonable best efforts to cause any third party servicer or other third party to provide access to such party’s premises and adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. Any such investigation or examination pursuant to this Section 6.3(b) shall be at Alliance’s expense. Without limiting any of the foregoing, Alliance and its authorized representatives shall be specifically entitled to conduct (and HSBC shall use its reasonable best efforts to enable it to conduct) tests of any matters as they deem appropriate.

(c)           Any information furnished by HSBC or any third party service provider to Alliance and its representatives pursuant hereto shall be treated as the sole property of HSBC and, if the Merger shall not occur, Alliance and its representatives shall return to HSBC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Alliance shall, and shall use its reasonable best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in Alliance’s possession prior to the disclosure thereof by HSBC; (y) was then generally known to the public; or (z) was disclosed to Alliance by a third party not bound by an obligation of confidentiality that was known or that reasonably should have been known to Alliance or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, Alliance is nonetheless compelled to disclose information concerning HSBC to any Governmental Entity or else stand liable for contempt or suffer other censure or penalty, Alliance may disclose such information to such Governmental Entity without liability hereunder. Alliance shall promptly notify HSBC in writing of any request by any Governmental Entity for disclosure of any information required to be kept confidential hereunder.

(d)           No investigation by Alliance shall affect the representations and warranties, covenants/agreements or indemnification obligations of HSBC which are contained herein and each such provision shall survive such investigation.

6.4          Legal Conditions to Transaction.

                Subject to the terms and conditions of this Agreement, each of Alliance and HSBC shall, and HSBC shall cause Trust Company to, use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such parties or their respective Subsidiaries with respect to the transactions contemplated by this Agreement and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Alliance, HSBC or Trust Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement provided, however, that neither HSBC nor Alliance shall be required to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval or exemption is likely, in the reasonable, good faith opinion of such party’s Board of Directors, to result in the imposition of a Burdensome Condition.

6.5          Current Information.

                During the period from the date of this Agreement to the Closing Date, HSBC will cause one or more of its designated representatives to confer periodically with representatives of Alliance and to report the general status of its ongoing business and operations with respect to the Trust Accounts. HSBC will provide Alliance within five Business Days of the end of each month after the date of this

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Agreement and prior to the Closing Date, an updated listing of the Trust Accounts and will promptly notify Alliance of any material change in the Trust Accounts and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of any litigation involving or relating to any of the Trust Accounts, and will keep Alliance fully informed of such events. HSBC may, not later than five (5) business days prior to the Notice Date, offer Alliance additional trust accounts, which, if Alliance agrees in writing subsequent to its performance of due diligence with respect thereto, will become additional Trust Accounts, in which case HSBC shall promptly amend and furnish Alliance for its approval an amended listing thereof consistent with Section 3.10(c).

6.6          Publicity.

                Except as may be required by applicable law or by the rules or regulations of any Government Entity or securities exchange neither HSBC nor Alliance shall, directly or indirectly, make or cause to be made any public announcement or disclosure, or issue any notice, with respect to any of the transactions contemplated hereby without the prior review of the other party. The parties acknowledge that this Agreement is “material” for Alliance and that it will be legally obligated to make public disclosure regarding it. In any event, prior to any such announcement or disclosure, the party intending to make such disclosure will consult with the other party concerning such disclosure. Without limiting the generality of the foregoing, each party shall submit to the other copies of any proposed notice or announcement with respect to the transactions contemplated hereby or HSBC’s activities relating to the Trust Accounts at least two Business Days prior to its first use and provide the other an opportunity to comment on any such notice or announcement before its first use. Both HSBC and Alliance will limit the distribution of information relative to this transaction to those persons who need to be aware of the Agreement for the performance of their duties and will consult with each other before issuing any press releases or making any public statement to any rating agency with respect to the transactions contemplated hereby.

6.7          HSBC’s Expenses.

                None of the expenses incurred or to be incurred by HSBC in connection with this Agreement and the consummation of the transactions contemplated hereby (including all fees and expenses for services rendered by any attorneys, accountants, investment bankers and other advisors and agents of HSBC, if any, in connection with the transactions contemplated hereby) or otherwise shall be expensed, accrued or otherwise reflected on the books and records of Trust Company.

6.8          Non-competition.

(a)           For a period of five years following the Closing Date, neither HSBC nor any of its Affiliates, will (i) seek to persuade any testator, grantor, settlor, administrator, trustee, beneficiary or remainderman of any Non-objecting Trust Account (each, a “Trust Party”) to terminate its trust relationship with Alliance, (ii) assist any Trust Party in internalizing a trust service previously provided by HSBC, or (iii) solicit to provide, or provide, to any testator, grantor, or settlor of any Non-objecting Trust Account trust services of the type provided to such party by HSBC prior to the Merger. Notwithstanding the foregoing, nothing contained herein shall prohibit HSBC from providing other banking services to any Trust Party. Also, advertising and other forms of general solicitation not specifically targeted to a testator, grantor, or settlor of a Non-objecting Trust Account shall not be prohibited by this Section 6.8(a).

(b)           If any of the restrictions set forth in Section 6.8(a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforcement of the remainder of such restrictions and covenants shall not thereby be adversely affected. HSBC agrees that, if any provision of Section 6.8(a) should be adjudicated to be invalid or unenforceable, then to the extent any such provision may be made valid and enforceable by limitations on the scope of the activities, geographical area or time period covered, such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible.

(c)           HSBC’s obligations under this Section 6.8 are of a special and unique character, which gives them a peculiar value, and are supported by valuable consideration. The parties agree that Alliance cannot be reasonably or adequately compensated in damages in an action at law in the event that HSBC breaches such obligations. Therefore, HSBC expressly agrees that Alliance shall be entitled to injunctive and other equitable relief without bond or other security in the event of a breach by HSBC of any of its obligations or agreements in this Section 6.8 in addition to any other rights or remedies which Alliance may possess. Furthermore, the obligations of HSBC and the rights and remedies of Alliance under this Agreement are cumulative, and not in lieu of, any obligations, rights, or remedies created by applicable law.

6.9          Trust Company.

                HSBC shall use its reasonable best efforts to cause Trust Company to be duly organized promptly following the execution of this Agreement. Promptly following the organization of Trust Company, HSBC shall cause this Agreement to be appropriately approved on behalf of Trust Company and shall cause Trust Company to execute and deliver to Alliance this Agreement, to deliver to Alliance true, complete and correct copies of the organization certificate and bylaws of Trust Company, to promptly file the Section 154 Petition as contemplated by Section 6.2, and to take all other action necessary to consummate the transactions contemplated hereby, subject to the terms and conditions hereof.

6.10        Accountings.

(a)           HSBC shall (or, following the entry by the Supreme Court of the Section 154 Order, shall cause Trust Company to) make all accountings required under Section 154 of the NYBL or under any Governing Agreement to be performed with respect to the Trust Accounts and Trust Asset Portfolio through the Closing Date. From and after the date of this Agreement, HSBC shall send Alliance copies of (i) all documents filed by it, (ii) all documents filed or served by any other person, and (iii) any orders, judgments or notices issued by any court, in each case in connection with such accountings.

(b)           After the Closing Date, if HSBC elects to conduct intermediate accountings with respect to any Non-objecting Trust Accounts, Alliance will, if required, join therein as co-petitioner, and in any event shall cooperate in providing HSBC information reasonably needed by HSBC in connection with such accountings, so long as such cooperation does not interfere with the normal operation of Alliance’s trust administration business. Without limiting the generality of the foregoing, the parties shall permit each other’s staffs, during regular business hours, reasonable access to the systems and Records relating to the Non-objecting Trust Accounts for the period covered by any such accountings. HSBC shall bear or reimburse Alliance’s out-of-pocket expenses associated with such accountings, including without limitation reasonable attorneys’ fees, to the extent such expenses relate to accounting proceedings for periods prior to the Closing Date.

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(c)           After the Closing Date, HSBC shall join as co-petitioner and cooperate with Alliance in providing all information reasonably needed for Alliance to prepare and deliver any accountings (other than those which HSBC elects to conduct) with respect to the Non-objecting Trust Accounts which cover any period prior to the Closing Date.

(d)           HSBC and Alliance agree that, to facilitate Alliance’s preparation of future accountings with respect to the Non-objecting Trust Accounts, HSBC shall cause to be delivered to Alliance within twenty-four (24) months after the Closing duplicate copies of all Records in HSBC’s possession for the Non-objecting Trust Accounts. In the interim from the Closing until such delivery, the Records shall not be relocated without Alliance’s written consent, Alliance shall be the owner of the Records and HSBC shall act as custodian thereof.

6.11        Tax Returns.

                If the Closing Date occurs before December 31, 2004, Alliance (with the direct and ongoing assistance of HSBC’s fiduciary tax staff and its outside tax consultants, at HSBC’s expense) shall prepare and file all tax returns related to the Trust Accounts (“Tax Returns”) for 2004 and HSBC shall cooperate with Alliance in providing all information needed by Alliance in connection therewith. If the Closing Date occurs on or after December 31, 2004, HSBC shall prepare and file all such 2004 Tax Returns, and Alliance shall provide HSBC reasonable assistance therewith. If the Closing Date occurs on or before December 31, 2004, Alliance shall prepare and file all post-2004 Tax Returns without any assistance from HSBC. If the Closing Date occurs after December 31, 2004, Alliance shall prepare and file any Tax Returns required to be filed after the Closing Date, but which cover a portion of the taxable year that precedes the Closing Date, and HSBC shall cooperate with Alliance in providing all information needed by Alliance in connection therewith. To the extent permitted by law, tax preparation Fees will be charged to the Trust Accounts.

6.12        Pro-ration of Fees.

                To the extent that Fees are paid in advance in respect of any Non-objecting Trust Account for the period during which the Closing Date occurs, HSBC shall on the Closing Date make a payment to Alliance, with respect to each such Non-Objecting Trust Account, equal to the amount determined by multiplying (i) the total amount of such fee paid for such period in respect of such Non-objecting Trust Account times (ii) a fraction, the numerator of which is the number of days remaining in such period after the Closing Date and the denominator of which is the total number of days in the period. To the extent that fees are paid in arrears in respect of any Non-objecting Trust Account for the period during which the Closing Date occurs, Alliance shall make a payment to HSBC equal to the amount determined by multiplying (i) the total amount of such fee paid for such period times (ii) a fraction, the numerator of which is the number of days elapsed in such period (through and including the Closing Date) and the denominator of which is the total number of days in the period. Any such payments shall be made to HSBC by the end of the month in which the fees are received by Alliance. Any “tax letter fee” received in respect of the Non-objecting Trust Accounts shall be fully allocated to the party that prepares and files the tax returns for the fiscal year to which the fee relates. Termination fees generated after the Closing Date from Trust Accounts with respect to which, prior to the Closing Date, a petition has been filed with the Surrogate’s Court with respect to termination of the trust or where a valid receipt and release has been mailed to interested parties will be divided evenly between the parties, and Alliance shall account to HSBC for such fees as and when such fees are collected.

6.13        Employee Matters.

                Between the date hereof and the Closing Dates, HSBC and Trust Company (i) will not enter into any employment agreements or arrangements with employees who administer the Trust Accounts and will not change the arrangements referred to in Section 3.10(b) without Alliance’s written approval; (ii) will afford its employees involved in its trust operations reasonable off-site time for training and orientation with and by Alliance; and (iii) will not permit such employees’ 2004 raises (exclusive of the special bonuses) to exceed 3% of base pay. HSBC will continue to provide such employees all their current employee benefits through the first day of the month after the Closing Date. Alliance will offer the HSBC employees referred to above employment on Alliance’s terms applicable to such employees and will give such employees credit for years of service, as applicable to Alliance’s benefits generally available to its employees. To the extent permitted by HSBC’s policies, HSBC will use reasonable efforts to continue, after the Closing Date, to provide its former employees who become Alliance employees the consumer loan product incentives it currently provides them. HSBC has disclosed in writing to Alliance the HSBC employees involved, their current salaries, officer levels and full-year benefit costs.

6.14        Referral Arrangement.

                Prior to the Closing Date the parties shall enter into a mutually satisfactory arrangement pursuant to which HSBC may refer the administration of Upstate New York trusts with assets consistent with the profile of the Trust Accounts subject to this Agreement to Alliance and receive from Alliance a reasonable fee to be agreed upon for such referrals.

6.15        Preservation of Records.

                The parties agree that each of them shall preserve and keep the Records held by them relating to administration of the Trust Accounts after the Closing Date and shall make such Records and appropriate personnel available to the other as may be reasonably required by such party in connection with, among other things, accountings related to the Trust Accounts. In the event either party wishes to destroy (or permit to be destroyed) such Records after that time, such party shall first give ninety (90) days’ prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the Records within one hundred and eighty (180) days after the date of such notice.

ARTICLE VII

INDEMNIFICATION

7.1          Indemnification.

(a)           Notwithstanding any due diligence investigation conducted by Alliance or its representatives prior to the Closing Date or any actual knowledge of HSBC employees, from and after the Closing Date, HSBC shall indemnify and hold harmless Alliance and its Affiliates, each of their respective officers, directors, employees and agents from and against any and all Losses which it or they suffer, incur or sustain arising out of or attributable to (whether or not arising out of third party claims): (i) any inaccuracy in or breach of any representation or warranty made by HSBC in this Agreement or in any instrument or certificate delivered pursuant to this Agreement; (ii) any breach or nonperformance of any covenant to be performed by HSBC or Trust Company pursuant to this Agreement; (iii) the failure by HSBC to

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obtain all of the waivers, consents, authorizations, orders and approvals of any interested party with respect to any Governing Agreement with respect to any Non-objecting Trust Account, if any, required in order to consummate the Merger and the other transactions contemplated by this Agreement; (iv) any actions or omissions of HSBC or Trust Company with respect to the Non-objecting Trust Accounts at any time prior to the Effective Time; (v) the administration of the Non-objecting Trust Accounts prior to the Effective Time; or (vi) HSBC’s failure to deliver any Governing Agreement with respect to any Non-objecting Trust Account. For purposes of establishing whether any matter is indemnifiable pursuant to Section 7.1(a)(i) hereof, the accuracy of representations and warranties made by HSBC in this Agreement shall be determined without giving effect to any qualifications to such representations concerning “knowledge” and “materiality”. The indemnifications provided in this Article VII shall not be exclusive remedies and the parties shall be entitled to any additional remedies available to them.

(b)           From and after the Closing Date, subject to the terms and conditions of this Agreement, Alliance shall indemnify and hold harmless HSBC and its Affiliates, each of their respective officers, directors, employees and agents from and against any and all Losses which it or they suffer, incur, or sustain arising out of or attributable to (whether or not arising out of third party claims) (i) any inaccuracy in or breach of any representation or warranty made by Alliance in this Agreement or in any instrument or certificate delivered pursuant to this Agreement, (ii) any breach or nonperformance of any covenant to be performed by Alliance pursuant to this Agreement, and (iii) the business or operations of Alliance with respect to the Non-objecting Trust Accounts which Losses arise from actions or omissions of Alliance after the Closing Date.

(c)           Without limiting the generality of the foregoing provisions of this Section 7.1, as between HSBC and Alliance, the parties agree that with respect to Losses relating to Non-objecting Trust Accounts arising from a breach by HSBC or Alliance, as the case may be, of its fiduciary duty with respect to the management or administration of the Non-objecting Trust Accounts:

                (i)            HSBC shall be solely responsible for any Losses with respect to claims of third parties arising from a breach by HSBC of its fiduciary duty on or before the Closing Date (“HSBC Matter”), except to the extent Losses which accrue subsequent to the Closing Date are attributable to Alliance’s breach of fiduciary duty subsequent to the Closing Date;

                (ii)           Alliance shall be solely responsible for any Losses with respect to claims of third parties arising from a breach by Alliance of its fiduciary duty after the Closing Date (“Alliance Matter”);

                (iii)          HSBC shall indemnify and hold harmless Alliance and its Affiliates for any Losses with respect to an HSBC Matter, except to the extent Losses which accrue subsequent to the Closing Date are attributable to Alliance’s breach of fiduciary duty subsequent to the Closing Date; and

                (iv)          Alliance shall indemnify HSBC and its Affiliates for any Losses with respect to an Alliance Matter.

(d)           Notwithstanding any other provision in this Agreement to the contrary, neither HSBC nor Alliance shall be charged with any obligation under the foregoing indemnity (i) unless the aggregate amount of Losses exceeds $30,000 (it being understood that once the aggregate amount of Losses exceeds $30,000, the indemnifying party shall be liable for all Losses under the foregoing indemnity, including Losses which were previously excluded as being subject to such $30,000 limitation). This $30,000 “basket” shall not apply to any Losses incurred by Alliance with respect to the Trust Accounts disclosed by Alliance pursuant to Section 3.10 insofar as the Losses relate to the issues so disclosed.

(e)           The obligations to indemnify and hold harmless a party pursuant to this Section 7.1, other than indemnification obligations provided in Sections 7.1(a)(v) and 7.1(c) hereof, shall terminate on the twenty-four-month anniversary of the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have previously made a claim within the appropriate time by delivering a notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification. The indemnification obligations provided in Sections 7.1(a)(v) and 7.1(c) hereof shall survive without term.

7.2          Procedure.

(a)           Any party entitled to be indemnified under this Agreement (an “Indemnified Party”) seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a “Third Party Claim”) shall give written notice to the other party hereunder (the “Indemnifying Party”). Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 45 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an out-of-pocket expense or otherwise has been damaged or prejudiced as a result of such delay.

(b)           Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 45 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense and compromise of such Third Party Claim. In such an event, the Indemnifying Party shall pay the fees and disbursements of counsel to each of the Indemnifying Party and the Indemnified Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (unless the sole

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relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements. Notwithstanding anything to the contrary contained in this paragraph (b), in the event prompt action is required with respect to the defense of a Third Party Claim, the Indemnified Party shall, subject to the terms and conditions of this Article VII, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in this paragraph (b) shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Article VII, reimburse the Indemnified Party for any costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of such Third Party Claim.

(c)           Notwithstanding the foregoing, if an offer of settlement or compromise is made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such indemnifiable claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party’s willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

(d)           Any claim on account of a Loss which does not involve a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of 45 days within which to respond thereto. If the Indemnifying Party does not respond within such 45-day period, it shall be deemed to have accepted responsibility to make payment, subject to the provisions hereof, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to such party by applicable law.

ARTICLE VIII

CONDITIONS

8.1          Conditions to Each Party’s Obligations Under This Agreement.

                The respective obligations of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           All approvals and orders of Governmental Entities (including without limitation the approvals of the Banking Department and the Section 154 Order) required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained, all notices required to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been filed, all such regulatory approvals shall be in full force and effect, and all notice periods and waiting periods required by law or regulation in respect thereof or otherwise applicable to the transactions contemplated by this Agreement shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b)           No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity.

8.2          Additional Conditions to HSBC’s Obligations Under This Agreement.

                The obligations of HSBC to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by HSBC pursuant to Section 9.4 hereof:

(a)           The obligations of Alliance required to be performed by Alliance on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, the representations and warranties of Alliance set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which speaks as of an earlier date), and HSBC shall have received a certificate of an executive officer of Alliance to such effect, provided, however, that nothing contained in this Section 8.2(a) shall be deemed to preclude, or otherwise limit, the right of HSBC to be indemnified for any breach of a representation or warranty by Alliance in accordance with the provisions of Article VII hereof; and

(b)           No proceeding initiated by any Governmental Entity seeking an injunction shall be pending.

(c)           None of the Requisite Regulatory Approvals shall contain any condition or requirement (a “Burdensome Condition”) relating to HSBC, any of HSBC’s Affiliates, or Trust Company which would or would reasonably be expected to so materially adversely impact the economic or business benefits of the transactions contemplated hereby so as to render inadvisable, in the reasonable, good faith judgment of the Board of Directors of HSBC, the consummation of such transactions.

8.3          Additional Conditions to Alliance’s Obligations Under This Agreement.

                The obligations of Alliance to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Alliance pursuant to Section 9.4 hereof:

(a)           The obligations of HSBC required to be performed by HSBC on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, the representations and warranties of HSBC set forth

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in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which speaks to an earlier date); and Alliance shall have received a certificate of an executive officer of HSBC to such effect, provided, however, that nothing contained in this Section 8.3(a) shall be deemed to preclude, or otherwise limit, the right of Alliance to be indemnified for any breach of a representation, warranty or covenant by HSBC in accordance with the provisions of Article VII hereof; and

(b)           The Fair Market Value of the Trust Asset Portfolio shall be no less than $450,000,000 on each of the Notice Date and the Valuation Date; and

(c)           The consent, approval or waiver (other than the Requisite Regulatory Approvals) of each Person whose consent or approval shall be required in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained in writing in a form reasonably acceptable to Alliance; and

(d)           No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; and

(e)           No event shall have occurred and no condition shall exist which has or is reasonably likely to have a material adverse effect on the Trust Accounts or the trust administration business being acquired by Alliance; and

(f)            None of the Requisite Regulatory Approvals shall contain any Burdensome Condition relating to Alliance, any of Alliance’s Affiliates or Trust Company which would or would reasonably be expected to so materially adversely impact the economic or business benefits of the transactions contemplated hereby so as to render inadvisable, in the reasonable, good faith judgment of the Special Committee of the Board of Directors of Alliance, the consummation of such transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1          Termination.

                This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual consent of Alliance and HSBC in a written instrument, if the Board of Directors of each (or, in the case of HSBC, the Executive Committee of the Board of Directors) so determines by a vote of a majority of the members of its entire Board (or Executive Committee);

(b)           by either HSBC or Alliance, upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended petition or application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

(c)           by either HSBC or Alliance, if the Merger shall not have been consummated on or before March 31, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)           by either HSBC or Alliance (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of a representation or warranty by Alliance) or Section 8.3(a) (in the case of a breach of a representation or warranty by HSBC); or

(e)           by either HSBC or Alliance (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto.

9.2          Effect of Termination.

                In the event of termination of this Agreement by either HSBC or Alliance as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 9.2 and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement,

9.3          Amendment.

                Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (or, in the case of Alliance, the Special Committee of its Board of Directors and, in the case of HSBC, the Executive Committee of the Board of Directors). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4          Extension; Waiver.

                At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (or, in the case of HSBC, the Executive Committee of the Board of Directors), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions

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contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1        Closing; Deliveries of HSBC at Closing.

(a)           Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the Business Day immediately following the effective date of the Section 154 Order, or the first Business Day thereafter on which all of the conditions set forth in Article VIII (other than those conditions which relate to actions to be taken at the Closing) shall have been satisfied (or, where permissible, waived) (the “Closing Date”), at the offices of Nixon Peabody LLP, Clinton Square, Rochester, NY 14604, unless another time, date or place is agreed to in writing by the parties hereto.

(b)           At the Closing, Trust Company shall deliver to Alliance possession of all Trust Assets held on behalf of the Non-objecting Trust Accounts of the kinds and in the amounts required by the related Governing Agreements, free of any liens or encumbrances other than those expressly provided under the applicable Governing Agreements. Until possession of each of such Trust Assets related to a Non-objecting Trust Account is so delivered, Trust Company (or HSBC to the extent still in possession of any such Trust Asset) shall hold the same as custodian for the benefit of Alliance.

(c)           At the Closing, HSBC shall (or shall cause Trust Company to) transfer to Alliance, at the times and in the manner set forth in writing by Alliance, custody of all files, papers, books, Records, Systems Records, documents, microfilm, certificate inventory and similar property which are necessary for the ongoing administration and servicing of the Non-objecting Trust Accounts and the Trust Asset Portfolio.

(d)           At the Closing, HSBC shall (or shall cause Trust Company to) deliver to Alliance such other instruments of transfer as shall be necessary to transfer to and vest in Alliance all of the right, title and interest of HSBC and Trust Company in and to such Non-objecting Trust Accounts and the Trust Assets held therein.

10.2        Expenses.

                All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s breach of any provision of this Agreement.

10.3        Notices.

                All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

 (a)          if to Alliance, to:
                Alliance Bank, N.A.
                MONY Tower II
                18th Floor
                120 Madison Street
                Syracuse, New York  13202
                Attention: Connie M. Whitton, Senior Vice President

                with a copy to:

                John H. Watt, Jr., Senior Vice President

                and a copy to:

                Nixon Peabody LLP
                Clinton Square
                Rochester, NY  14604
                Attn:  Justin P. Doyle, Esq.

  and

(b)            if to HSBC, to:

                HSBC Bank USA, N.A.
                452 Fifth Avenue
                New York, New York  10018
                Attention: Gerard F. Joyce, Jr., Senior Vice President

                with a copy to:

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                Dechert LLP
                1775 I Street, NW
                Washington, DC  20006-2041
                Attn: David J. Harris, Esq.

10.4        Interpretation.

                When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 16, 2004.

10.5        Counterparts.

                This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart (provided that notwithstanding the foregoing, this Agreement shall become effective with respect to Alliance and HSBC when counterparts have been signed by each of them and delivered to the other).

10.6        Entire Agreement.

                This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7        Governing Law.

                This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

10.8        Severability.

                Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9        Assignment; No Third Party Beneficiaries.

                Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                IN WITNESS WHEREOF, Alliance, HSBC and Trust Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ALLIANCE BANK, N.A.

By:
————————————————————
Name: Jack H. Webb
Title: President

HSBC BANK USA, N.A.

By:
————————————————————
Name: Gerard F. Joyce, Jr.
Title: Senior Vice President

HSBC NEW YORK TRUST COMPANY

By:
————————————————————
Name: Gerard F. Joyce, Jr.
Title: President
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